Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE THREE AND SIX MONTHS ENDED AUGUST 31, 2013

Apparel Segment Continues Strong Positive Movement

Midlothian, September 23, 2013 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and six months ended August 31, 2013. Highlights for the quarter include:

•	Consolidated gross profit margin increased 260 basis points for the quarter and 440 basis points for the period.

•	Apparel gross profit margin increased 870 basis points for the quarter and 1,110 basis points for the period.

•	Diluted EPS increased 31.0% to $0.38 per share for the quarter and 59.1% to $0.70 per share for the period.

Financial Overview

The Company’s consolidated net sales for the quarter were $135.3 million compared to $138.3 million for the same quarter last year. Print sales were down 8.2% on a comparable quarter basis, from $86.1 million to $79.0 million. Apparel sales increased 7.6% (volume up 12.7% and selling price per unit down 4.9%) for the comparable quarter, from $52.3 million to $56.3 million. Consolidated gross profit margin (“margin”) for the quarter increased 260 basis points from 24.5%, for the same quarter last year, to 27.1%. For a quarter comparison basis, print margin remained relatively stable at 30.0% plus, while apparel margin increased from 14.4% to 23.1%. Apparel margin continued to increase on both a comparable and sequential quarter basis, due to lower input costs and higher production levels. As a result, net earnings increased from $7.6 million, or 5.5% of net sales, for the quarter ended August 31, 2012 to $9.8 million, or 7.2% of net sales, for the quarter ended August 31, 2013. Diluted earnings per share increased 31.0% from $0.29 for the 2012 quarter to $0.38 for the 2013 quarter.

For the six month period, net sales decreased from $280.9 million to $273.8 million, or 2.5%. Print sales for the six month period were $160.4 million, compared to $173.4 million for the same period last year, a decrease of $13.0 million, or 7.5%. Apparel sales for the six month period were $113.4 million, compared to $107.5 million for the same period last year, or an increase of $5.9 million or 5.5% (volume up 11.6% and price down 6.1%). The consolidated margin increased from 22.1% to 26.5% for the six months ended August 31, 2012 and 2013, respectively. Print margin increased during the period from 29.3% to 29.9%, as a result of the elimination of duplicative costs associated with the integration of acquisitions. Apparel margin increased 1,110 basis points from 10.6% to 21.7% during the period, due to lower input costs and increased production levels. Net earnings increased from $11.5 million, or 4.1% of net sales, for the six months ended August 31, 2012 to $18.3 million, or 6.7% of net sales, for the six months ended August 31, 2013. Diluted earnings per share increased 59.1% from $0.44 to $0.70 for the six months ended August 31, 2012 and 2013, respectively.

During the quarter, the Company generated $19.0 million in EBITDA (a non-GAAP financial measure calculated as net earnings before interest, taxes, depreciation, and amortization) compared to $15.7 million for the comparable quarter last year. For the six month period ended August 31, 2013, the Company generated $35.9 million of EBITDA compared to $25.7 million for the comparable period last year.

The following table reconciles EBITDA, a non-GAAP financial measure, to the most comparable GAAP measure, net earnings (dollars in thousands):

Non-GAAP to GAAP Reconciliation

	Three months ended		Six months ended
	August 31,		August 31,
	2013	2012	2013	2012
Net earnings	$9,801	$7,592	$18,307	$11,471
Income taxes	5,754	4,364	10,751	6,593
Interest expense	216	402	467	871
Depreciation/amortization	3,198	3,342	6,417	6,783

EBITDA (non-GAAP)	$18,969	$15,700	$35,942	$25,718

% of sales	14.0%	11.3%	13.1%	9.2%

The Company believes the non-GAAP financial measure of EBITDA provides important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. The Company believes adding back the specified items to net earnings provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, provides management with a more relevant measurement of operating performance and is more useful in assessing management performance. In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit facility.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Overall we are pleased with our results for the quarter. Our apparel results continued to improve on both a sequential and comparative basis, as lower input costs of manufacturing and raw materials are favorably impacting their operational results. We realized a 270 basis point sequential margin improvement last quarter and a 280 basis point sequential margin improvement this quarter in our apparel margins. We would expect our apparel margin to continue to improve as our operational efficiencies improve as production levels increase. While the overall apparel market continues to be challenging, both from a pricing and volume perspective, we are seeing some pricing stability in the marketplace. Our print margin continues to remain healthy improving 30 basis points sequentially and 60 basis points for the period, as we continue to integrate acquisitions. We feel positive about the quarter and the remainder of the year.”

About Ennis

Ennis, Inc. (www.ennis.com) is primarily engaged in the production and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: print and apparel. The print segment manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes and other custom products. The apparel segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through nine distribution centers located throughout North America.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2013, and its subsequent quarterly reports on Form 10-Q for its 2014 fiscal year. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Condensed Financial Information

(In thousands, except share and per share amounts)

	Three months ended		Six months ended
	August 31,		August 31,
	2013	2012	2013	2012
Condensed Operating Results
Revenues	$135,288	$138,344	$273,754	$280,872
Cost of goods sold	98,629	104,395	201,300	218,674

Gross profit margin	36,659	33,949	72,454	62,198
Operating expenses	20,835	21,326	43,033	43,348

Operating income	15,824	12,623	29,421	18,850
Other expense	269	667	363	786

Earnings before income taxes	15,555	11,956	29,058	18,064
Income tax expense	5,754	4,364	10,751	6,593

Net earnings	$9,801	$7,592	$18,307	$11,471

Weighted average common shares outstanding
Basic	26,102,129	25,992,505	26,078,188	25,984,188

Diluted	26,128,655	26,011,143	26,098,420	26,003,583

Earnings per share
Basic	$0.38	$0.29	$0.70	$0.44

Diluted	$0.38	$0.29	$0.70	$0.44

	August 31,	February 28,
	2013	2013
Condensed Balance Sheet Information
Assets
Current assets
Cash	$17,681	$6,232
Accounts receivable, net	59,080	60,071
Inventories, net	100,576	109,698
Other	13,945	17,415

	191,282	193,416

Property, plant & equipment	87,784	91,913
Other	208,213	209,963

	$487,279	$495,292

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$22,495	$22,256
Accrued expenses	20,962	20,783

	43,457	43,039

Long-term debt	35,000	57,500
Other non-current liabilities	33,985	33,537

Total liabilities	112,442	134,076

Shareholders’ equity	374,837	361,216

	$487,279	$495,292

	Six months ended
	August 31,
	2013	2012
Condensed Cash Flow Information
Cash provided by operating activities	$40,104	$29,360
Cash provided by (used in) investing activities	(1,204)	2,889
Cash used in financing activities	(27,043)	(29,111)
Effect of exchange rates on cash	(408)	(343)

Change in cash	11,449	2,795
Cash at beginning of period	6,232	10,410

Cash at end of period	$17,681	$13,205